Exhibit 99.1

TIERREIT.COM Announces New Name To more clearly establish our independent identity and provide clarity to the market place that the company is a stand-alone, self-managed organization, we stated our intention in the first quarter to announce a new name for the company. At our Annual Meeting of Stockholders on June 21, 2013, we rolled out our new name – TIER REIT. Please take a minute and visit our newly designed website at tierreit.com and sign up for press releases, conference call information and other timely communications. Portfolio Overview One of our key areas of focus is to sharpen the portfolio’s geographic footprint. This should allow us to increase operating efficiencies and focus our capital in markets where we believe we can add value. During the second quarter, we continued to make progress in this key area by exiting two markets. We now have a presence in 22 markets. Year to date through June 30, 2013, we have completed several transactions in this key area including: • Recapitalized Paces West (Atlanta, GA), retaining a 10% non-controlling interest • Completed the disposition of Alexander Road (Princeton, NJ), Riverview Tower (Knoxville, TN) and Epic Center and Brittany I and II (Wichita, KS) • Completed the sale of 5&15 Wayside (Burlington, MA) for a sales price of $69.3 million We have accomplished positive leasing year to date through the following: • Leased 1,357,000 square feet through June 30, including 626,000 square feet of renewal leasing and 731,000 square feet of new and expansion leasing • Achieved positive net absorption of 160,000 square feet and increased occupancy from 86% at December 2012 to 87% at June 2013 • Achieved rental rates 1.4% above expiring leases overall and 4.6% above expiring leases at our core properties Second Quarter Report Quarter ended June 30, 2013 L o u i s v i l l e , K Y One Financial Place Chicago, IL Subsequent to June 30, we exercised the first of two one-year maturity date extension options under our $160 million loan agreements for this property, and further reduced our leverage and borrowing cost by paying down a portion of the mezzanine loan by $35 million. The pay down resulted in lowering the interest rate on these loans from a blended 6.20% to 5.26%.

TIERREIT.COM Portfolio Summary As of June 30, 2013 • 44 operating properties • 17.2 million square feet (at ownership share) • 87% occupancy Third Quarter Update Call We hope you will join us for the third quarter update call on November 19, 2013, at 1:00 p.m., Central Time. We’ll send further details about this call in your next quarterly statement. Buena Vista Plaza, Burbank, CA NOVEMBER 19 22MARKETS 25% Chicago 14% Houston 12% Philadelphia 36% Other 6% Dallas / Ft. Worth 7% Charlotte Our Top Markets* by percentage of net operating income Capital Resources and Balance Sheet Update Year to date through June 30, 2013, we reported $33.2 million of MFFO, an increase from $20.8 million for the same period of 2012. The MFFO increase was driven by: • Expense savings of approximately $6.9 million from the August 2012 self-management transaction • Year-over-year same store cash NOI growth of 8.2% through June 30 During the first six months of 2013, we made several strides toward improving our financial position by: • Refinancing the Wanamaker Building, which lowered the interest rate from 5.38% to 3.83% • Reducing our debt balance (at ownership share) from $2.17 billion at December 31 to $2.03 billion at June 30 • Reducing our debt as a percentage of our December 2012 real estate value from 64.4% at December 31 to 63.0% at June 30 • Increasing unrestricted cash from $9.7 million at December 31 to $36.2 million at June 30 *As of June 30, 2013

TIER REIT

Financial Highlights

(in thousands, except per share data)	3 mos. ended Jun. 30, 2013	3 mos. ended Jun. 30, 2012	6 mos. ended Jun. 30, 2013	6 mos. ended Jun. 30, 2012
MFFO attributable to common stockholders	$ 17,078	$ 13,288	$ 33,206	$ 20,808
Basic and diluted MFFO, per common share	$ 0.06	$ 0.04	$ 0.11	$ 0.07

(in thousands)	As of Jun. 30, 2013	As of Dec. 31, 2012
Total assets	$ 2,912,734	$ 3,125,294
Total liabilities	$ 2,137,913	$ 2,335,209

Reconciliation of Net Loss to Funds From Operations (FFO) and Modified Funds from Operations (MFFO) attributable to common stockholders

(in thousands, except per share data)	3 mos. ended Jun. 30, 2013	3 mos. ended Jun. 30, 2012	6 mos. ended Jun. 30, 2013	6 mos. ended Jun. 30, 2012
Net loss	$ (20,168)	$ (34,138)	$ (16,190)	$ (61,978)
Net loss attributable to noncontrolling interests	31	34	19	75
Adjustments: (1)				
Real estate depreciation and amortization from consolidated properties	42,641	48,788	86,498	99,476
Real estate depreciation and amortization from unconsolidated properties	1,469	1,742	2,962	3,731
Real estate depreciation and amortization from noncontrolling interests	(165)	(187)	(333)	(367)
Impairment of depreciable real estate assets	4,879	16,785	4,879	16,785
Gain on sale or transfer of depreciable real estate	(988)	(12,808)	(20,820)	(15,189)
Noncontrolling interest (OP units) share of above adjustments	(69)	(79)	(106)	(152)
FFO attributable to common stockholders	$ 27,630	$ 20,137	$ 56,909	$ 42,381
Adjustments: (1) (2)				
Acquisition expenses	–	–	95	–
Straight-line rent adjustment	(2,523)	(3,946)	(5,720)	(11,564)
Amortization of above- and below-market rents, net	(2,411)	(2,913)	(4,819)	(6,453)
Net gain on troubled debt restructuring and early extinguishment of debt	(5,633)	–	(13,293)	(3,587)
Noncontrolling interest (OP units) share of above adjustments	15	10	34	31
MFFO attributable to common stockholders	$ 17,078	$ 13,288	$ 33,206	$ 20,808
Weighted average common shares outstanding:				
Basic	299,192	298,113	299,192	297,879
Diluted (3)	299,619	298,141	299,514	297,908
Net loss per common share - basic and diluted (3)	$ (0.07)	$ (0.11)	$ (0.05)	$ (0.21)
FFO per common share - basic and diluted	$ 0.09	$ 0.07	$ 0.19	$ 0.14
MFFO per common share - basic and diluted	$ 0.06	$ 0.04	$ 0.11	$ 0.07

(1) Reflects the adjustments of continuing operations, as well as discontinued operations.
(2) Includes adjustments for unconsolidated properties and noncontrolling interests.
(3) There are no dilutive securities for purposes of calculating the net loss per common share.

TIERREIT.COM

TIERREIT.COM Investor Information A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, at our website at tierreit.com or by written request to the Company at the address below. For additional information about TIER REIT please contact us at: Corporate Office-Dallas 17300 Dallas Parkway Suite 1010 Dallas, TX 75248 p: 972.931.4300 e: ir@tierreit.com Forward-Looking Statements This quarterly summary contains forward-looking statements relating to the business and financial outlook of TIER REIT that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this quarterly summary. Such factors include those described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Stockholders with questions about their account, statements, address changes, ownership changes or other administrative matters, please call or email. p: 866.655.3650 e: shareholder-services@tierreit.com